EXHIBIT 5

                                                      Direct Dial:  713/650-2753
                                                            cparker@winstead.com

                               October 30, 1998


Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057

Gentlemen:

      You have requested our opinion as to the legality of the issuance of up to 400,000 shares (the "Shares") of the common stock, par value $.01 per share, of Consolidated Graphics, Inc. (the "Company"), which are the subject of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. You have requested our opinion as to whether the Shares to be issued will, when issued, be duly and validly issued, fully paid and nonassessable.

      We have examined the Articles of Incorporation of the Company, the Bylaws and such other corporate records, documents and proceedings and the resolutions adopted by the Board of Directors of the Company in connection with the issuance, sale and delivery of the Shares as we have deemed necessary for the purposes of this opinion.

      On the basis of the foregoing, it is our opinion that the Shares to be issued and sold by the Company pursuant to the Registration Statement have been duly and validly authorized by all necessary corporate action of the Company and each of such Shares, when issued, will be duly and validly issued, fully paid and nonassessable shares of the common stock of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                                 Very truly yours,

                                                 WINSTEAD SECHREST & MINICK P.C.